UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

On2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

The following communication was disseminated on November 19, 2009 to holders of On2 common stock identified as of October 20, 2009, the notice record date for the special meeting of On2 stockholders to consider and vote upon the proposed merger with Google Inc.

***  IMPORTANT NOTICE  ***

November 19, 2009

Dear Stockholder:

According to our latest records, we have not yet received your proxy for the important special meeting of stockholders of On2 Technologies, Inc. to be held on December 18, 2009.  Your Board of Directors strongly recommends that stockholders vote FOR the proposed merger.

We urge you to vote FOR the merger with Google today.

If the merger is approved, you will receive $0.60 worth of Google Class A Common Stock in exchange for each share of On2 common stock that you own, and/or cash payable in lieu of any fractional shares, without interest.

On the other hand, if the Google merger is not approved, the value of your On2 investment could be materially impacted.  We urge you to carefully review the section entitled “Risks Related to On2’s Business if the Merger is Not Consummated” beginning on page 23 of the proxy statement/prospectus previously mailed to you.  It details a number of risks that we believe you should seriously consider in deciding how to vote.

You also should be aware that since approval of the Google merger requires the approval of a majority of On2’s outstanding shares, your vote is important, no matter how many or how few shares you own.  Please vote today—by telephone, via the Internet, or by signing, dating and returning your proxy card in the enclosed envelope.

Thank you for your attention to this matter.

Very truly yours,

The Board of Directors

PLEASE TAKE A MOMENT OF YOUR TIME TO VOTE TODAY!

You can vote your shares by telephone or via the Internet--
simply follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE at (877) 456-3488.

Additional Information and Where to Find It

Google has filed a Registration Statement with the SEC in connection with the proposed merger, which includes a Proxy Statement of On2 and also constitutes a Prospectus of Google. The definitive proxy statement/prospectus has been mailed to holders of On2 Common Stock identified as of October 20, 2009, which is the notice record date for the special meeting. The Registration Statement and the proxy statement/prospectus contain important information about Google, On2, the proposed merger and related matters. Investors and security holders are urged to read the Registration Statement and the proxy statement/prospectus (including all amendments and supplements to it) carefully. Investors and security holders may also obtain free copies of the Registration Statement and the proxy statement/prospectus and other documents filed with the SEC by Google and On2 through the web site maintained by the SEC at www.sec.gov and by contacting Google Investor Relations at +1-650-253-7663 or On2 Investor Relations at +1-518-881-4299. In addition, investors and security holders can obtain free copies of the documents filed with the SEC on Google’s website at investor.google.com and on On2’s website at www.on2.com.

Forward-Looking Statement

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. All statements included in this communication, other than statements of historical fact, that address activities, events or developments that On2 expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent On2’s reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and/or On2’s financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe,” “expect,” “will,” “anticipate,” ‘should,” “plans” and other words of similar meaning. On2 cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from On2’s expectation. Risks and uncertainties include, among others: the extent to which On2 will continue to incur operating losses in the future; the risk that the conditions to merger set forth in the agreement and plan of merger will not be satisfied and the transaction will not be consummated; uncertainties as to the timing of the merger; uncertainties as to whether holders of On2 Common Stock will approve the merger proposal at the On2 special meeting; changes in On2’s business during the period between now and the effective time of the merger that could cause a condition to closing not to be satisfied; as well as other factors detailed in On2’s and Google’s filings with the SEC, including the definitive proxy statement/prospectus, and subsequent SEC filings.

Additional information concerning risk factors is contained from time to time in On2’s SEC filings. On2 expressly disclaims any obligation to update the information contained in this communication. The foregoing risks and uncertainties included herein are not exhaustive.